UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 21, 2000
(Date of earliest event reported)

Inland Retail Real Estate Trust, Inc.
(Exact name of registrant as specified in the charter)

Maryland	000-30413	36-4246655
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2901 Butterfield Road  Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant's telephone number including area code)

Not Applicable
Former name or former address, if changed since last report)

Item 5. Other Events

We are currently considering acquiring the following property. Our decision to acquire this property will generally depend upon:

  no material adverse change occurring in the property, then tenants or in the local economic conditions; and
  our receipt of sufficient net proceeds from this offering to make the acquisitions.

Other properties may be identified in the future that we may acquire before or instead of this property. We cannot guarantee that we will complete this acquisition.

Universal Plaza, Lauderhill, Florida

This property, which originally consisted of 18.48 acres, is currently being reconfigured and redeveloped. Approximately 13.68 acres of the original property was sold by the seller to Target Corporation for the construction of a new 184,000 square foot Super Target Store. The balance of the acreage, approximately 4.8 acres is being redeveloped as a shopping center to be known as Universal Plaza, containing 49,749 gross leasable square feet. The site is located on the southwest corner of University Drive and Commercial Boulevard.

Upon completion of the redevelopment, we anticipate purchasing Universal Plaza from the unaffiliated third party. Our total acquisition cost, including expenses, is expected to be approximately $9,000,000. This amount may increase or decrease as a result of our agreement, as contained in the purchase contract, to adjust the purchase price based upon lease rates achieved if and when certain stores, which were vacant at the time the purchase contract was signed, become leased and the new tenants begin paying rent. Any adjustment is intended to maintain a minimum capitalization rate of 10.0%. This amount may also increase by additional costs which have not yet been finally determined. We expect any of such other additional costs to be insignificant. Our acquisition cost is expected to be approximately $180 per square foot of leasable space.

Prior to our acquisition of this property, we intend to fund a loan to the seller in the principal amount of $1,100,000, to be secured by a second mortgage on the property, subject to the approval of the first mortgage holder. The note will bear an interest rate of 10% per annum and will mature August 31, 2002. The seller will be required to deposit $192,500 to an escrow account for the payment of interest. If the note is not paid within one year of funding, the payment of a fee of $50,000 is required and the deposit of an additional amount into the escrow for the payment of interest during the extension term must be made. We will obtain personal guaranties from the seller/developer with regards to the obligations of this loan.

In evaluating this property as a potential acquisition, we considered a variety of factors including location, demographics, price per square foot, projected tenant mix and the fact that overall rental rates for the spaces currently signed at the shopping center are comparable to market rates. We believe that the shopping center is well located within a vibrant economic area. We believe that this property has acceptable roadway access and will attract high-quality tenants, This property will be subject to competition from similar shopping centers within its market area, and its economic performance could be affected by changes in local economic conditions. We did not consider any other factors materially relevant to the decision to acquire this property.

As of November 1, 2000, leases have been signed for approximately 35% of the center. Currently, one tenant, Eckerds (a retail drug store) will lease more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenants to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Eckerds	13,050	26	14.40	Upon Completion	20 yrs.

This lease includes four successive five year options.

For federal income tax purposes, the depreciable basis in this property will be approximately $6,700,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

As of November 1, 2000, a total 17,191 square feet was leased to four tenants at this property. In addition, there are five leases pending for a total of 8,670 square feet. The following table sets forth certain information with respect to those leases .
	ApproximateGLA Leased		Renewal	Current Annual	Base Rent Per Square Foot
Lessee (1)	(Sq. Ft.)	Lease Ends	Options	Rent ($)	Per Annum ($)
Signed Leases
Eckerds	13,050	20 yrs.	4/5 yr.	187,920	14.40
Hair Cuttery	1,110	5 yrs.	1/5 yr.	25,530	23.00
Willy's Ice Cream	885	5 yrs.	1/5 yr.	20,355	23.00
Moe's Bagels	2,146	03/05	2/5 yr.	48,955	22.81

Pending Leases
Ace Formal Wear	1,500	5 yrs.	1/5 yr.	23,736	15.82
Radio Shack	2,520	5 yrs.	2/5 yr.	50,400	20.00
Domino's Pizza	1,100	5 yrs.	2/5 yr.	25,300	23.00
Cheeburger	1,600	5 yrs.	2/5 yr.	36,800	23.00
Batteries Plus	1,950	5 yrs.	1/5 yr.	44,850	23.00
Vacant	23,888
  In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.
  At the closing of our purchase of this property, an escrow will be established which will be available to disburse to us on a monthly basis an amount equal to the rent, common area maintenance charges, real estate taxes and insurance relating to the space that is vacant at the time of closing, including space for which a tenant has executed a lease and as of the closing has not yet moved in or commenced paying rent. The amount to be deposited in the escrow will be 24 months of estimated rent and cost reimbursements for the vacant, unleased space at the time of closing and a lesser amount for space which is leased but not yet occupied.

We received a limited appraisal dated August 10, 2000 which is an update of a complete appraisal dated December 6, 1999, which states that it was prepared in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation by an independent appraiser who is a member of the Appraisal Institute. The appraisal reported a prospective market value of the leased fee interest upon completion and upon stabilized operations for Universal Plaza, as of September 2001 to be $10,000,000. Appraisals are estimates of value and should not be relied on as a measure of true worth or realizable value.

On November 21, 2000, Inland Real Estate Investment Corporation, our Sponsor, purchased 331,491,713 shares for $3,314,917.13.

The distribution level was increased to $.80 per share per annum, effective December 1, 2000, beginning with the distribution to be paid on January 7, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inland Retail Real Estate Trust, Inc.
(Registrant)
By:	/s/ BARRY L. LAZARUS

Barry L. Lazarus
President, Chief Operating Officer,
Treasurer and Chief Financial Officer

Date:  December 7, 2000